DATED	2007

Global Ship Lease Services Limited

and

Susan Cook

SERVICE AGREEMENT

SERVICE AGREEMENT

DATE	2007

PARTIES

(1)	GLOBAL SHIP LEASE SERVICES LIMITED (registered no. 06285694) whose registered office is at Millbank Business Centre, Millbank Tower, Fourth Floor, London SW1P 4QP, United Kingdom (“the Company”); and
(2)	SUSAN COOK of 15 Tudor Avenue Hampton Middlesex, TW12 2ND (“the Executive”).
WHEREAS	The Company has offered to provide services to Global Ship Lease Inc. a company incorporated and registered in the Republic of the Marshall Islands (the “Client”) under the Services Memorandum.
WHEREAS

The Executive has agreed as an employee of the Company to oversee and participate in the provision of the services and, in particular, to act as Chief Financial Officer of the Client on the terms of this Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION
1.1	In this Agreement the following words and expressions shall have the following meanings:

“the Board” means the board of directors of the Company.

“Client” means Global Ship Lease, Inc.

“Client Board” means the board of directors of the Client as from time to time constituted or any duly appointed committee of the Client Board.

“Good Reason” means the assignment to the Executive by the Company (including an assignment requested to be made by the Client pursuant to the Services Memorandum) of any duties or responsibilities inconsistent with the Executive’s position, including but not limited to, any change in title the effect of which results in the Executive having a lesser status than Chief Financial Officer, a reduction in the Executive’s base salary or any change in location of the Company or the Executive’s normal place of work which has the effect of the Executive being required permanently to relocate her family home outside of England, Wales or Scotland.

“Group Company” means the Client, any company of which it is a subsidiary (its holding company) and any other subsidiaries of the Client or such holding company, other than the Company (as such expressions are defined in sections 258, 259 and 736 Companies Act 1985, an enactment of the United Kingdoms of England and Wales).

“Relevant Stock Exchange” means the New York Stock Exchange and/or any other stock exchange, recognised investment exchange or automated quotation system on which any Group Company or any of their securities, as applicable, is listed, dealt in or admitted for trading.

“Services Memorandum” means the Memorandum of Agreement for Intra-group Management Services between the Company and the Client.

“Stock Incentive Plan” means the Stock Incentive Plan of the Client.

“Subsidiary Company” means any Group Company other than the Client.

“Termination Date” means the date of the termination of the employment of the Executive hereunder, howsoever caused.

1.2	In this Agreement (unless the context otherwise requires):
(A)

any reference to any statute or statutory provision shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force or to any subordinate legislation made under the same;

(B)	any reference to a clause is to a clause of this Agreement;
(C)

the expression “directly or indirectly” means (without prejudice to the generality of the expression) either alone or jointly with or on behalf of any other person, firm or body corporate and whether on his or her own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate.

1.3	The headings contained in this Agreement are for convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.
2.	APPOINTMENT
2.1

The Company hereby appoints the Executive and the Executive agrees to serve the Company as director and Chief Financial Officer. Under the terms of the Services Memorandum the Company has agreed to provide Chief Financial Officer services to the Client and the Executive has agreed to serve the Company in that capacity.

2.2

The Executive warrants that by virtue of entering into this Agreement she will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party which are binding upon her.

3.	TERM AND NOTICE
3.1

The terms of this Agreement and the provision of services to the Company during the course of the Executive’s employment by the Company shall commence on the date of the initial closing of the Initial Public Offering of the Client (the ‘IPO Date’) and, subject to the provisions of clause 16, continue thereafter unless and until terminated by:

(A)	the Company giving to the Executive not less than 9 months’ written notice; or
(B)	the Executive giving to the Company not less than 3 months’ written notice.
3.2	For the purposes of the Employment Rights Act 1996, the Executive’s period of continuous employment with the Company commenced on 1 August 2007.

3.3

The Company reserves the right at any time, in its absolute discretion, to terminate the Executive’s employment by paying to the Executive a sum equal to her salary and contractual benefits for the relevant period of notice, such sum to be subject to deductions for income tax and National Insurance Contributions as appropriate.

4.	DUTIES
4.1	The Executive shall during the continuance of her employment:
(A)	exercise such powers and perform such duties in relation to the business of the Company or of any Subsidiary Company as may from time to time be vested in or assigned to her by the Board;
(B)

well and faithfully serve the Company and any relevant Subsidiary Companies and the Client to the best of her ability and carry out her duties with all due care, skill and ability, and use her best endeavours to promote and maintain their interests and reputation;

(C)	if so requested by the Board, remain or become a director of the Company and remain in such capacity without any additional remuneration; and
(D)

if so requested by the Board, exercise such powers and perform such duties in relation to the business of the Client as shall be exercisable, or required to be performed, by the Company under the terms of the Services Memorandum.

4.2	The Executive will serve the Company and any Subsidiary Company in such capacity as the Board shall determine from time to time. In performance of her duties the Executive shall:
(A)

work normal office hours of 9 am to 5 pm together with such additional hours as are necessary for the proper performance of her duties and the parties acknowledge for the purposes of the Working Time Regulations 1998 that the Executive is a managing executive with autonomous decision making powers;

(B)	perform her duties in London, England or at such other location within England, Wales or Scotland as the position of the Executive shall reasonably require, whether on a permanent or temporary basis;
(C)	devote the whole of her working time, skill, ability and attention to the business of the Company and, as required by sub-clause (G) below, the Client;
(D)	in all respects conform to and comply with lawful directions and regulations given and made by the Board;
(E)	in all respects conform to and comply with all relevant rules and/or codes issued by or on behalf of any Relevant Stock Exchange;
(F)

travel to such places (whether inside or outside the United Kingdom) in such manner and on such occasions and for such periods as the position of the Executive may from time to time reasonably require; and

(G)

unless the Client requires the Company pursuant to the Services Memorandum to cause the Executive to cease to provide services and otherwise for so long as the Board may require, serve the Client as Chief Financial Officer pursuant to and subject to the terms of the Services Memorandum and in that capacity the Executive shall in all respects conform to and comply with all and any lawful directions and regulations given and made by the Client Board.

4.3

The Executive shall promptly disclose forthwith to the Board any and all information she has or acquires which relates or may relate to the business or any potential business of the Company or any Group Company.

4.4

The Executive shall immediately upon the Company’s request supply any and all information which the Company or any Group Company may reasonably require in order to be able to comply with any statutory or regulatory provision or stock exchange rule or requirement of any Relevant Stock Exchange.

4.5

The Executive shall not undertake or purport to undertake any transactions on behalf of the Client or any Group Company other than in the course of providing services pursuant to and in accordance with the Services Memorandum (or other similar agreement between the Company and any Group Company) and, for the avoidance of doubt, the Executive shall not otherwise, without the prior express written authority of the Board;

(A) incur any expenditure in the name of or for the account of the Client or any Group Company;

(B) hold herself out as having authority to bind the Client or any Group Company.

4.6	The Executive shall comply with the Client’s or any Group Company’s health and safety procedure from time to time in force.
5.	SALARY
5.1

The Company shall pay to the Executive by way of remuneration for her services under this Agreement a basic salary of £135,000 per annum (inclusive of any director’s fees payable to her by the Company or any Group Company) which shall accrue from day to day and shall be payable in arrears by equal monthly instalments on or about the 1st day of every month (or pro rata where the Executive is only employed during part of a month).

5.2

Such salary shall be reviewed by (with the outcome of such review being at the absolute discretion of) the Board (or if appropriate the compensation committee thereof) on or about 1 January in each calendar year with the first such review to take place as at 1 January 2009 without commitment to increase.

5.3	The Company shall be entitled to deduct from any sums payable to the Executive (including salary):
(A)	all sums from time to time owed by the Executive to the Company or to any Group Company howsoever arising;
(B)

all appropriate deductions for income tax, employee national insurance contributions and all other statutory deductions due in respect of her salary and any other benefits provided to her by the Company or any Group Company; and

(C)	such sums as the Executive notifies the Company in writing to pay directly into any personal pension scheme of the Executive.

6.	EXPENSES

The Company shall reimburse the Executive all reasonable travelling, hotel, entertainment and other out of pocket expenses properly incurred by her in or about the performance of her duties under this Agreement subject to her compliance with the Company’s then current guidelines, if any, relating to expenses and to the production, if required, of receipts, vouchers or other supporting documents.

7.	BONUS SCHEME

The Executive will be entitled to participate in any contractual bonus scheme or schemes established from time to time by the Company for executives of equivalent status to the Executive, subject always to the rules of those schemes. The Executive may from time to time receive a bonus payment up to an annual maximum of 25% of the Executive’s basic salary as set out in clause 5.1 above based on achievement of objectives to be agreed between the Executive and the Company from time to time. The payment and amount of any payment (within the 25% of basic salary threshold) is at the Company’s absolute discretion. A payment at any particular time will not create any entitlement to or expectation of any future payment or the amount of any future payment. Save in the case of any accrued bonus under any bonus scheme in which the Executive is participating, the Executive will not be entitled to receive any such bonus payment if, at the date the bonus payment under the bonus scheme would ordinarily be made, she is not employed by the Company or if the Executive has served notice to terminate her employment without Good Reason (as defined above).

8.	SHARE SCHEMES

The Executive will be entitled to participate in such share schemes as the Client may operate upon such terms as the Board may from time to time determine and subject always to the rules and eligibility requirements of the scheme or schemes from time to time in force.

9.	HEALTH, LIFE AND MEDICAL INSURANCE
9.1	The Executive shall during her employment be entitled to participate in the Company’s:
(A)	permanent health insurance scheme; and
(B)	arrangements for private medical treatment or medical health insurance; and
(C)	life assurance

(together “Insurance Schemes”) operated from time to time by or for the Company for the benefit of employees of the Company or any Group Company of equivalent status to the Executive, subject to any applicable rules and conditions of the Insurance Schemes. To the extent that there is any disparity between the rules and conditions of the relevant Insurance Scheme and the terms of this Agreement the relevant scheme rules and conditions shall take precedence. The Company shall not have any liability to pay any benefit to the Executive (or any family member) under any Insurance Scheme unless it receives payment of the benefit from the insurer under the scheme and shall not be responsible for providing the Executive (or any family member) with any benefit under an Insurance Scheme in the event that the relevant insurer refuses for whatever reason to pay or provide or to continue to pay or provide that benefit to the Executive (or family member).

9.2

Any Insurance Scheme which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of that scheme or to cease to provide (without replacement) the scheme at any time if in the opinion of the Board (after the Executive has been examined by a medical practitioner nominated by the insurers or by the Company) the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive’s age.

9.3	No contracting out certificate is in force in relation to this employment.
10.	ILLNESS
10.1

In the event of illness or other incapacity beyond her control as a result of which she is unable to perform her duties the Executive shall remain entitled to receive her salary in full for any continuous period of 3 months or an aggregate period of 90 days’ absence in any consecutive twelve month period subject to:

(A)

compliance with the Company’s procedures relating to sickness notification, statutory sick pay and self-certification to cover absence from work due to sickness or other incapacity and to the provision of medical certificates and/or (at the Company’s discretion) undergoing a medical examination by a doctor appointed by the Company. The Executive shall co-operate in ensuring the prompt delivery of such report to the Company and authorise her own medical practitioner to supply all such information as may be required by that doctor and, if so requested by the Company, authorise her medical practitioner to disclose to the Company her opinion of the Executive’s state of health;

(B)	a deduction (at the Company’s discretion) from her salary of an amount or amounts equal to any statutory sick pay or social security benefits to which the Executive is entitled; and
(C)

a deduction (at the Company’s discretion) from her salary of an amount or amounts equal to any payment made to the Executive under any health insurance arrangements effected from time to time by the Company and/or any Group Company on her behalf.

11.	HOLIDAYS
11.1

The Executive shall be entitled to 25 working days’ holiday (in addition to the normal United Kingdom public holidays) in each calendar year commencing on 1 January in each year (which shall accrue on a monthly basis). Holidays shall be taken at such times as are reasonable and convenient having regard to the requirements of the Company’s business.

11.2

If at the end of the calendar year the Executive has accrued holiday entitlement which she has not taken she shall be entitled to carry forward an absolute maximum of up to 10 days into the following calendar year.

11.3	The Company reserves the right, at its absolute discretion, to require the Executive to take any outstanding holiday during any notice period.
11.4

On termination of the Executive’s employment (howsoever occasioned), if the Executive has taken more or less than her annual holiday entitlement an appropriate adjustment shall be made to any payment of salary or benefits from the Company to the Executive. In this event the calculation shall be made on the basis that each day of holiday is worth 1/260 of her basic salary as set out in clause 5.1.

12.	OTHER BUSINESS INTERESTS
12.1

The Executive shall not during the continuance of her employment (whether during or outside working hours) without the prior consent in writing of the Board, be directly or indirectly engaged, concerned or interested in any business, profession or occupation other than the Company or any Group Company in accordance with the terms of this Agreement provided that nothing in this clause 12 shall prohibit the Executive from being the holder of not more than three per cent. of any class of stock, shares or debentures or other securities in any company which is listed, dealt in and/or admitted for trading on any stock exchange, recognised investment exchange or automated quotation system (‘Exchange’); or

12.2

The Executive shall not during the continuance of her employment (except with the prior written consent of the Board) introduce to any other person, firm or company business of any kind which could appropriately be dealt with by the Company or any Group Company, nor shall she have any financial interest in or derive any financial benefit from any contracts made by the Company or any Group Company with any third party.

13.	CONFIDENTIAL AND BUSINESS INFORMATION
13.1

In addition to and without prejudice to the Executive’s common law obligations to keep information secret, the Executive shall not (except for the purpose of performing her duties hereunder or unless ordered to do so by a court of competent jurisdiction) either during her employment or after its termination directly or indirectly use, disclose or communicate Confidential and Business Information and she shall use her best endeavours to prevent the improper use, disclosure or communication of Confidential and Business Information:

(A)

concerning the business of the Company or any Group Company and which comes to the Executive’s attention during the course of or in connection with her employment or provision of services to the Company or any Group Company from any source within the Company or any Group Company; or

(B)

concerning the business of any person having dealings with the Company or any Group Company and which is obtained in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

13.2	For the purposes of clause 13.1, Confidential and Business Information means:
(A)

any information of a confidential nature (whether trade secrets, other private or secret information including secrets and information relating to corporate strategy, business development plans, product designs, intellectual property, business contacts, terms of business with customers and potential customers and/or suppliers, annual budgets, management accounts and other financial information); and/or

(B)	any confidential report or research undertaken by or for the Company or any Group Company before or during the course of the Executive’s employment; and/or

(C)	lists or compilations of the names and contact details of the individuals or clients and counterparts with whom the Company or any Group Company transacts business; and/or
(D)	the previous 18 months’ financial results of any individual part of the business of the Company or any Group Company; and/or
(E)	details of all computer systems and/or data processing or analysis software developed by the Company or any Group Company; and/or
(F)	details of the requirements, financial standing, terms of business and dealings with any Company or Group Company of any client of the Company or any Group Company; and/or
(G)	contact details of all employees and directors of the Company or any Group Company together with details of their remuneration and benefits; and/or
(H)	information so designated by the Company or any Group Company or which to the Executive’s knowledge has been supplied to the Company or any Group Company subject to any obligation of confidentiality.
13.3

The restrictions contained in this clause 13 shall cease to apply with respect to any information which would otherwise have been Confidential and Business Information but which comes into the public domain otherwise than through an unauthorised disclosure by the Executive or a third party.

13.4

Notwithstanding the obligations and restrictions contained in this clause 13, nothing in this Agreement shall operate to prevent the Executive making a “protected disclosure” pursuant to the Part IVA of the Employment Rights Act 1996.

13.5	The obligations of the Executive under this clause 13 shall continue to apply after the termination of the Executive’s employment (howsoever terminated).
14	DATA PROTECTION
14.1

The Company will hold computer records and personnel files relating to the Executive. These will include the Executive’s employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records (which may, where necessary, include sensitive data relating to the Executive’s health and data held for ethnic monitoring purposes). The Company requires such personal data for personnel, administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Executive’s right of access to this data is as prescribed by law.

14.2

The Executive hereby agrees that the Company and the Client may hold and process personal data relating to her for legal, personnel, administrative and management purposes (including, in particular “sensitive personal data” (as defined in the Data Protection Act 1998) relating to the Executive including, as appropriate:

(A)	information about the Executive’s health or condition in order to monitor sick leave and take decisions as to the Executive’s fitness for work; or
(B)	the Executive’s racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation.

The Company may, when necessary for those purposes, make such data available to its advisers, to parties providing products and/or services to the Company (including, without limitation, IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including HM Revenue and Customs) to any potential purchasers of the Company or any Group Company or their business (on a confidential basis) and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from the Client and any Group Companies where they are located outside the European Economic Area.

15	NON COMPETITION
15.1	For the purposes of this clause the following expressions shall have the following meanings:
(A)

“Relevant Employee” means any senior employee or consultant to the Company or any Group Company who has significant client contacts and with whom the Executive has had significant contact during the course of her employment hereunder;

(B)

“Relevant Customer” means a person, firm or company who during the period of twelve months immediately preceding the Termination Date conducted a business relationship (including, without limitation, the provision of services and the negotiation for the same) with the Company or any Group Company and with whom the Executive had significant contact as an employee of the Company;

(C)	“Relevant Business” means any business or part thereof howsoever carried on involving the supply of Restricted Goods and/or Services;
(D)

“Relevant Supplier” means any person firm or company who is or was at any time during the twelve months preceding the Termination Date a supplier or procurer of goods and/or services to the Company or any Group Company as part of the trading activities within a Relevant Business;

(E)

“Restricted Goods and/or Services” means any goods and/or services with the provision and/or supply of which the Executive was materially concerned on behalf of the Company and/or any Group Company during the period of twelve months immediately prior to the Termination Date.

15.2

In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its clients, suppliers and employees the Executive hereby undertakes with the Company (for itself and as trustee for each Group Company) that, and so that each undertaking below shall constitute an entirely separate, severable and independent obligation of the Executive, she will not (except with the prior written consent of the Company) directly or indirectly:

(A)	during her employment or for a period of 12 months after the Termination Date entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee;
(B)	during her employment or for a period of 12 months after the Termination Date employ or otherwise engage any Relevant Employee;
(C)

during her employment or for a period of 12 months after the Termination Date in competition with the Company or any Group Company endeavour to supply or solicit the custom of any Relevant Client in respect of Restricted Goods and/or Services;

(D)	during her employment or for a period of 12 months after the Termination Date in competition with the Company or any Group Company supply Restricted Goods and/or Services to any Relevant Customer;
(E)	during her employment or for a period of 12 months after the Termination Date carry on or be concerned in any Relevant Business in competition with the business of the Company or any Group Company;
(F)

during her employment or for a period of 12 months after the Termination Date to the detriment of the Company or any Group Company, persuade or endeavour to persuade any Relevant Supplier to cease doing business or materially reduce its business with the Company or any Group Company.

15.3	For the purposes of clause 15.2 (E) the Executive is concerned in a business if (without limitation):-
(A)	she carries it on as principal or agent; or
(B)	she is a partner, director, employee, secondee, consultant, investor, shareholder or agent in, of or to any person who carries on the business;

disregarding only during the 12 month period after the Termination Date any financial interest of a person in securities which are listed, dealt in and/or admitted for trading on any Relevant Stock Exchange, if that person, the Executive and any person connected with her are interested in securities which amount to less than three per cent. of the issued securities of that class and which, in all circumstances, carry less than three per cent. of the voting rights (if any) attaching to the issued securities of that class.

15.4

The Executive shall not (except with the prior written consent of the Company) at any time after the termination of her employment represent herself to be connected with or interested in the business of or employed by the Company or any Group Company or use for any purpose the name of the Company or any Group Company or any name capable of confusion therewith.

15.5

The Executive shall not during her employment whether during or outside office hours undertake any steps of any kind to promote or establish (or assist therein) any business which in the reasonable opinion of the Company is or is intended to be or may become in competition with any business operated by the Company or any Group Company.

15.6

The Executive shall not at any time (whether during or after the termination of her employment) make whether directly or indirectly any untrue, misleading or derogatory oral or written statement concerning the business, affairs, officers or employees of the Company or any Group Company.

15.7	The Executive agrees to enter into the restrictions in this clause 15 in consideration for the Company agreeing to employ her on the terms contained in this Agreement.
15.8

While the restrictions in this clause 15 are considered by the Executive and the Company to be reasonable in all the circumstances, it is recognised that such restrictions may fail for reasons unforeseen and, accordingly, it is hereby declared and agreed that if any of the restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but that they would be valid if part of the wording thereof were deleted and/or if the periods (if any) specified therein were reduced and/or the areas dealt with thereby reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

16.	SUMMARY TERMINATION
16.1	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if:
(A)

the Executive is guilty of misconduct or commits any serious breach or non-observance (and in the case of any misconduct, serious breach or non-observance which is capable of being remedied by the Executive, having been given notice in writing and having failed to remedy the same within 7 days of such notice having been served) of any of the provisions of this Agreement or of her obligations to the Company or any Group Company (whether under this Agreement or otherwise) or any lawful acts or directions of the Board or relevant rules and/or codes issued by or on behalf of any Relevant Stock Exchange or (having been given notice in writing and having failed to remedy the same within 7 days of such notice having been served) is guilty of any continued or successive breaches or non-observance of any of such provisions, obligations, acts or directions, rules and/or codes in spite of written warning to the contrary by the Board;

(B)	the Executive is in the reasonable opinion of the Board negligent or incompetent in the performance of her duties;
(C)	the Executive is adjudged bankrupt or enters into any composition or arrangement with or for the benefit of her creditors including a voluntary arrangement under the Insolvency Act 1986;
(D)

the Executive is guilty of any fraud or dishonesty or acts in any manner which in the reasonable opinion of the Board brings or is likely to bring the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company;

(E)

the Executive performs any act or omission which in the reasonable opinion of the Board may seriously damage the interests of the Company or any Group Company or wilfully or negligently breaches any legislation or any regulation to which the Company or Group Company may be subject which may result in any penalties being imposed on her or any Directors of the Company or Group Company;

(F)	the Executive becomes prohibited by law or is disqualified from being a director or officer of a company;
(G)	the Executive is convicted of any criminal offence by a court of competent jurisdiction (other than a minor offence for which a fine or other non-custodial penalty is imposed);
(H)	the Executive commits any act of deliberate discrimination or harassment on grounds of race, sex, disability, sexual orientation, religion or belief or age;
(I)	the Executive becomes of unsound mind or a patient for the purpose of any statute relating to mental health;
(J)

the Executive is convicted of an offence under the Criminal Justice Act 1993 (or the Financial Services Authority becomes entitled to impose a penalty on the Executive pursuant to section 123 of the Financial Services and Markets Act 2000) or the Executive is otherwise convicted or found liable under any other present or future statutory enactment or regulation relating to insider dealing and/or market abuse;

(K)	the Executive resigns as a director or officer of the Company other than at the request of the Company;
(L)	the Client requires the Company to cause the Executive to cease providing services to it pursuant to clause 3.4 of the Services Memorandum; or
(M)

the Executive commits any other act warranting summary termination at common law including (but not limited to) any act justifying dismissal without notice in the terms of the Company’s generally-applicable Disciplinary Rules in place from time to time.

16.2

The Company’s normal retirement age is 65 and subject to any statutory right to request that her retirement be extended to a greater age including the service of notices in respect of the same, the employment of the Executive shall automatically terminate on the day upon which the Executive reaches the age of 65.

16.3

The termination of the Executive’s employment hereunder for whatsoever reason shall not affect those terms of this Agreement which are expressed to have effect after such termination and shall be without prejudice to any accrued rights or remedies of the parties.

16.4

On the termination of the Executive’s employment either summarily or otherwise, or at any other time in accordance with instructions given to her by the Board, the Executive will immediately return to the Company all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or any Group Company (including but not limited to credit cards, keys and passes) which are in the Executive’s possession or under her control.

16.5

On the termination of the Executive’s employment either summarily or otherwise, or at any other time in accordance with instructions given to her by the Board, the Executive will immediately irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in her possession or under her control outside the premises of the Company or any Group Company.

16.6

Upon the request of the Board, the Executive will provide a signed written statement that she has fully complied with her obligations under clauses 16.4 and/or 16.5 and the Company may withhold any sums owing to the Executive on the Termination Date until the obligations in clause 16.4 and/or 16.5 have been complied with.

17	INVENTIONS AND IMPROVEMENTS
17.1	For the purposes of this clause 17 the following words and expressions shall have the following meanings:

“Intellectual Property Rights” means (i) copyright, patents, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Invention” means any method, idea, concept, experimental work, theme, invention, discovery, process, model, formula, prototype, sketch, drawing, plan, composition, design, configuration, improvement or modification of any kind conceived, developed, discovered, devised or produced by the Executive alone or with one or more others during her employment and which pertains to or is actually or potentially useful to the activities from time to time of the Company (or any Group Company) or any product or service of the

Company (or any Group Company) or which pertains to, results from or is suggested by any work which the Executive or any other employee of the Company (or any Group Company) has done or may hereafter during her employment do for the Company (or any Group Company).

17.2

The Executive shall promptly disclose and deliver to the Company in confidence full details of each Invention (whether or not it was made, devised or discovered during normal working hours or using the facilities of the Company, and whether or not the Executive considers that by virtue of section 39 Patents Act 1977 rights to such Invention fail to vest in the Company) to enable the Company to determine whether rights to such Invention vest in the Company, upon the making, devising or discovering of the same and shall at the expense of the Company give all such explanations, demonstrations and instructions as the Company may deem appropriate to enable the full and effectual working, production and use of the same. To the extent that by virtue of section 39 Patents Act 1977 rights to such Invention vest in the Executive the Company shall return to the Executive any documentation provided by the Executive pursuant to this clause 17 and the Company shall keep such details confidential unless or until such time as such details are in or enter the public domain, other than by a breach of this Agreement.

17.3

The Executive hereby assigns (in so far as title has not automatically vested in the Company through the Executive’s employment) to the Company with full title guarantee by way of future assignment all copyright, database right, design right and other similar rights for the full terms (including any extension or renewals thereof) thereof throughout the world in respect of all works, designs or materials (including, without limitation, source code and object code for software) originated, conceived, written or made by the Executive during the period of her employment (except only those works or designs originated, conceived, written or made by the Executive wholly outside her normal working hours which are wholly unconnected with any business activity undertaken or planned to be undertaken by the Company or any Group Company) to hold unto the Company absolutely. The aforementioned assignment shall include the right to sue for damages and/or other remedies in respect of any infringement (including prior to the date hereof).

17.4

The Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on her by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by this clause 17 or otherwise.

17.5

The Executive shall, without additional payment to her (except to the extent provided in section 40 Patents Act 1977, or any similar provision of applicable law) at the request and expense of the Company and whether or not during the continuance of her employment, promptly execute all documents and do all acts, matters and things as may be necessary or desirable to enable the Company or its nominee to obtain, maintain, protect and enforce any Intellectual Property Right vested in the Company (save only to the extent that any Intellectual Property Rights fail to vest in the Company by virtue of section 39 Patents Act 1977) in any or all countries relating to the Intellectual Property Right and to enable the Company to exploit any Intellectual Property Right vested in the Company.

17.6

The Executive shall not do anything (whether by omission or commission) during her employment or at any time thereafter to affect or imperil the validity of any Intellectual Property Right obtained, applied for or to be applied for by the Company or its nominee, and in particular the Executive shall not disclose or make use of any Invention which is the property of the Company without the prior written consent of the Company. The Executive shall during or after the termination of her employment with the Company, at the request and expense of the Company, provide all reasonable assistance in obtaining, maintaining and enforcing the Intellectual Property Right or in relation to any proceeding relating to the Company’s right, title or interest in any Intellectual Property Right.

17.7

Without prejudice to the generality of the above clauses, the Executive hereby irrevocably authorises the Company to appoint a person to be her attorney in her name and on her behalf to execute any documents and do any acts, matters or things as may be necessary for or incidental to grant the Company the full benefit of the provisions of this clause 17.

17.8	The obligations of the Executive under this clause 17 shall continue to apply after the termination of her employment (howsoever terminated).
17.9	For the avoidance of doubt, nothing in this Agreement shall oblige the Company (or any other Group Company) to seek protection for or exploit any Intellectual Property Right.
18	RESIGNATION OF OFFICES

The Executive shall immediately upon the earlier of termination of her employment or notice of termination being served by either party in accordance with this Agreement give written notice resigning forthwith as a director or trustee or from any other office she may hold from time to time with the Company and/or any Group Company or arising from her engagement by the Company and/or any Group Company without any further compensation.

19	GRIEVANCE AND DISCIPLINARY PROCEDURES
19.1

In the event of the Executive wishing to seek redress of any grievance relating to her employment she should lay her grievance before the Board or the board of directors of the parent company of any group of which the Company is a member from time to time (in this Clause 19, “Ultimate Board”) in writing, who will afford the Executive the opportunity of a full hearing before the board or a committee of the board or the Ultimate Board (as appropriate) whose decision on such grievance shall be final and binding.

19.2

The Company’s usual disciplinary procedures do not apply to the Executive. In the event that any disciplinary action is to be taken against the Executive, any hearing in respect thereof will be conducted by such director of the Company or the parent company of any group of which the Company is a member from time to time as the Board or the Ultimate Board may in its reasonable discretion nominate. If the Executive seeks to appeal against any disciplinary action taken against her she should do so to the Ultimate Board submitting full written grounds for her appeal to the Chairman of the Ultimate Board within 7 days of the action appealed against. The decision of the Ultimate Board or a delegated committee thereof shall be final and binding. For the avoidance of doubt, the Executive has no contractual right to either a disciplinary hearing or appeal.

19.3

The Company may in its absolute discretion suspend the Executive from some or all of her duties (and if applicable, from the Board) and/or require her to remain away from work during any investigation conducted into an allegation relating to the Executive’s conduct or performance. During such period, the Executive’s salary will continue to be paid and she will continue to be entitled to all benefits provided to her, including participating in any relevant bonus or share option schemes subject always to the rules of those schemes.

20	GENERAL
20.1

No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by either party of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.

20.2

The Executive shall have no claim against the Company or any Group Company in respect of the termination of her employment hereunder in relation to any provision in any articles of association, agreement, scheme, plan or arrangement which has the effect of requiring the Executive to sell, transfer or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to her to become prematurely exercisable or to lapse by reason of her termination or because she has given or received notice of termination

20.3

The Executive hereby irrevocably and by way of security appoints the Company and each Group Company now or in the future to be her attorney and in her name and on her behalf to sign and to do all such acts and execute such documents which she is obliged to execute and do under the provisions of this Agreement and in particular, but without limitation, clauses 17 and 18 and the Executive hereby agrees forthwith on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.

20.4	There are no collective agreements which affect the terms and conditions of the employment of the Executive hereunder.
20.5

For the avoidance of doubt any payments made to or other benefits provided to the Executive or her family which are not expressly referred to in this Agreement shall be regarded as ex gratia payments or benefits provided at the entire discretion of the Company and do not form part of the Executive’s contract of employment.

20.6

If any clause or provision in this Agreement is found by a court of competent jurisdiction or other competent authority to be invalid, unlawful or unenforceable then such clause or provision shall be severed from the remainder of the Agreement or clause and that remainder shall continue to be valid and enforceable to the fullest extent permitted by law. In that case, the parties shall negotiate in good faith to replace any invalid, unlawful or unenforceable clause or provision with a suitable substitute clause or provision which maintains as far as possible the purpose and effect of this Agreement.

21	NOTICES
21.1

Any notice or communication given or required under this Agreement may be served by personal delivery or by leaving the same at or by sending the same through the post addressed in the case of the Company to its registered office from time to time and in the case of the Executive to her aforesaid address or to the address provided from time to time by the Executive to the Company for the purposes of its employment records or by facsimile transmission.

21.2

Any notice sent by post shall be deemed to have been served 24 hours after the time of posting by registered post and service thereof shall be sufficiently proved by proving that the notice was duly despatched through the post in a pre-paid envelope addressed as aforesaid. In the case of facsimile transmission it shall be deemed to have been received when in the ordinary course of such transmission it would be received by the addressee or if transmitted after 5pm or on a day that is not an ordinary business day on the next business day.

22	EXTENT AND SUBSISTENCE OF AGREEMENT

This Agreement supersedes all other agreements other than those expressly referred to in this Agreement whether written or oral between the Company and the Executive relating to the employment of the Executive. The Executive acknowledges and warrants to the Company that she is not entering into this Agreement in reliance upon any representation not expressly set out herein.

23	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law and the parties agree to submit to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement.

IN WITNESS whereof a duly authorised representative of the Company has executed this Agreement and the Executive has executed this Agreement as her Deed on the date of this Agreement.

EXECUTED as a DEED by the Company

acting by:

Director__________________________  )

Director _________________________

SIGNED and DELIVERED by	)
the said Susan Cook	)
as her DEED in the presence of:	)

Witness’ signature
Witness’ name
Address

Occupation

I do/do not [delete as applicable] consent to the processing of my personal data (including “sensitive personal data”) and the transfer of my personal data to and from any Group Company (including outside the EEA) in accordance with clause 14 above.

Signed

Dated